AMENDED AND RESTATED

BY-LAWS

OF

LIONBRIDGE TECHNOLOGIES, INC.

November 24, 2015

BY-LAWS

TABLE OF CONTENTS

Page

ARTICLE 1 - Stockholders
1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8 1.9 1.10	Place of Meetings Annual Meeting Special Meetings Notice of Meetings Voting List Quorum Adjournments Voting and Proxies Action at Meeting Introduction of Business at Meetings

A. Annual Meetings of Stockholders
B. Special Meetings of Stockholders
C. General

1.11 Action without Meeting

ARTICLE 2 - Directors
2.1 2.2 2.3 2.4	General Powers Number; Election and Qualification Classes of Directors Terms in Office

2.5 Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors

2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16 2.17 2.18 2.19
Tenure
Vacancies
Resignation
Regular Meetings
Special Meetings
Notice of Special Meetings
Meetings by Telephone Conference Calls
Quorum
Action at Meeting
Action by Written Consent
Removal
Committees
Compensation of Directors
Amendments to Article

ARTICLE 3 - Officers
3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12 3.13
Enumeration
Election
Qualification
Tenure
Resignation and Removal
Vacancies
Chairman of the Board and Vice-Chairman of the Board
President
Vice Presidents
Secretary and Assistant Secretaries
Treasurer and Assistant Treasurers
Salaries
Action with Respect to Securities of Other Corporations

ARTICLE 4 - Capital Stock
4.1 4.2 4.3 4.4 4.5	Issuance of Stock Certificates of Stock Transfers Lost, Stolen or Destroyed Certificates Record Date

ARTICLE 5 - General Provisions
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12
Fiscal Year
Corporate Seal
Notices
Waiver of Notice
Evidence of Authority
Facsimile Signatures
Reliance upon Books, Reports and Records
Time Periods
Certificate of Incorporation
Transactions with Interested Parties
Severability
Pronouns

ARTICLE 6 - Amendments
6.1 6.2	By the Board of Directors By the Stockholders

AMENDED AND RESTATED

BY-LAWS

OF

LIONBRIDGE TECHNOLOGIES, INC. (the “Corporation”)

ARTICLE 1 — Stockholders

1.1 Place of Meetings. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Chairman of the Board (if any), the board of directors of the Corporation (the “Board of Directors”) or the President or, if not so designated, at the registered office of the Corporation.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Chairman of the Board (if any), Board of Directors or the President (which date shall not be a legal holiday in the place where the meeting is to be held) at the time and place to be fixed by the Chairman of the Board, the Board of Directors or the President and stated in the notice of the meeting.

1.3 Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board (if any), a majority of the Board of Directors or the President and shall be held at such place, on such date and at such time as shall be fixed by the Board of Directors or the person calling the meeting. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

1.5 Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Shares held by brokers which such brokers are prohibited from voting (pursuant to their discretionary authority on behalf of beneficial owners of such shares who have not submitted a proxy with respect to such shares) on some or all of the matters before the stockholders, but which shares would otherwise be entitled to vote at the meeting (“Broker Non-Votes”) shall be counted, for the purpose of determining the presence or absence of a quorum, both (a) toward the total voting power of the shares of capital stock of the Corporation and (b) as being represented by proxy. If a quorum has been established for the purpose of conducting the meeting, a quorum shall be deemed to be present for the purpose of all votes to be conducted at such meeting, provided that where a separate vote by a class or classes, or series thereof, is required, a majority of the voting power of the shares of such class or classes, or series, present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the voting power of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

1.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. At any meeting of stockholders, each stockholder shall have one vote for each share of stock entitled to vote at such meeting held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting (to the extent not otherwise prohibited by the Certificate of Incorporation or these By-Laws), may vote or express such consent or dissent in person or may authorize another person or persons to vote or act for such stockholder by written proxy executed by such stockholder or his or her authorized agent or by a transmission permitted by law and delivered to the Secretary of the Corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 1.8 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or reproduction shall be a complete reproduction of the entire original writing or transmission.

All voting or appointment of proxies, including on the election of directors but excepting where otherwise required by law or the Certificate of Incorporation, may take place via a voice vote or over the Internet. Any vote not taken by voice shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

1.9 Action at Meeting. When a quorum is present at any meeting of stockholders, the holders of a majority of the stock present or represented and voting on a matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on such matter) shall decide any matter to be voted upon by the stockholders at such meeting (other than the election of directors), except when a different vote is required by express provision of law, the Certificate of Incorporation or these By-Laws. Any election of directors by the stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at such election, except as otherwise provided by the Certificate of Incorporation or these By-Laws with respect to the election of directors in an uncontested election of directors. Any uncontested election of directors shall be determined by a majority of the votes cast by the stockholders entitled to vote at such election, except as otherwise provided by the Certificate of Incorporation, such that a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. An election shall be considered contested if (a) as of the record date for any meeting of stockholders there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting and (b) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in these By-Laws, and such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date the Corporation first mails or otherwise distributes its notice of meeting for such meeting to the stockholders. For the purposes of this paragraph, Broker Non-Votes represented at the meeting but not permitted to vote on a particular matter shall not be counted, with respect to the vote on such matter, in the number of (a) votes cast, (b) votes cast affirmatively, or (c) votes cast negatively.

1.10 Introduction of Business at Meetings.

A. Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 1.10, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Section 1.10 as to such nomination or business. For the avoidance of doubt, for a stockholder to bring nominations or business before an annual meeting of stockholders (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), such stockholder must comply with the procedures set forth in Section 1.10(A)(2) of these By-Laws and this shall be the exclusive means for a stockholder to bring such nominations or business properly before an annual meeting of stockholders. In addition to the other requirements set forth in this Section 1.10, for any proposal of business to be considered at an annual meeting of stockholders, it must be a proper subject for action by stockholders of the Corporation under the laws of the State of Delaware.

(2) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (ii) of Section 1.10(A)(1) of these By-Laws, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation and (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Section 1.10. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Such stockholder’s Timely Notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Corporate Governance Guidelines then in effect;

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner(s), if any, on whose behalf the proposal is made, and the names and addresses of other stockholders (including beneficial owners) known by the stockholder proposing such business to support such proposal, and the class and number of             shares of the Corporation’s capital stock beneficially owned by such other stockholder(s) or other beneficial owner(s); and

(C) as to the stockholder giving the notice and the beneficial owner(s), if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner(s); (ii) (a) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and any such beneficial owner(s), (b) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder and/or any such beneficial owner(s) the purpose or effect of which is to give such stockholder and/or any such beneficial owner(s) economic benefit and/or risk similar to ownership of shares of any class or series of the Corporation, in whole or in part, including due to the fact that such derivative, swap or other transaction provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of shares of any class or series of the Corporation (“Synthetic Equity Interests”) and such disclosure shall identify the counterparty to each such Synthetic Equity Interest and shall include, for each such Synthetic Equity Interest, whether or not (x) such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such stockholder and/or any such beneficial owner(s), (y) such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) such stockholder, any such beneficial owner(s) and/or, to their knowledge, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such stockholder and/or any such beneficial owner(s) has or shares a right to vote any shares of any class or series of the Corporation, (d) any agreement, arrangement, understanding or relationship (which disclosure shall identify the counterparty thereto), including any hedge, repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder and/or any such beneficial owner(s), the purpose or effect of which is to mitigate loss to, reduce the economic risk of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder and/or any such beneficial owner(s) with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the value of the shares of any class or series of the Corporation (“Short Interests”), (e) any rights to dividends or other distributions on the shares of any class or series of the Corporation owned beneficially by such stockholder and/or any such beneficial owner(s) that are separated or separable from the underlying shares of the Corporation, (f) any performance-related fees (other than an asset based fee) that such stockholder and/or any such beneficial owner(s) is entitled to based on any increase or decrease in the value of shares of any class or series of the Corporation, any Synthetic Equity Interests or Short Interests, if any (the disclosures to be made pursuant to the foregoing clauses (a) through (f) are referred to as “Material Ownership Interests”); and (iii) a description of all arrangements or understanding among such stockholder and/or any such beneficial owner(s) and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an annual meeting of stockholders shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Section 1.10 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such annual meeting of stockholders, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business days prior to the date for the meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4) Notwithstanding anything in the second sentence of Section 1.10(A)(2) of these By-Laws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 85 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 1.10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

B. Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Section 1.10. If the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder complies with the notice and other procedures (including the content of such notice and the procedures to update and supplement such notice) applicable to nominations at an annual meeting of stockholders set forth in paragraph (A)(2) of this Section 1.10; provided that for such notice to be considered timely it shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth (90th) day prior to such special meeting nor later than the later of (x) the close of business on the sixtieth (60th) day prior to such special meeting or (y) the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. If the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, the provisions of this Section 1.10 of these By-laws applicable to nominations at an annual meeting of stockholders shall apply as if such special meeting were an annual meeting of stockholders (subject to the proviso included in the immediately preceding sentence). A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder in accordance with the notice and other procedures set forth herein.

C. General.

(1) Only such persons who are nominated in accordance with the provisions of this Section 1.10 shall be eligible for election and to serve as directors and only such business shall be conducted at any meeting of stockholders as shall have been brought before the meeting in accordance with the provisions of this Section 1.10. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Section 1.10. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Section 1.10, the presiding officer of the meeting of stockholders shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Section 1.10. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Section 1.10, such proposal or nomination shall be disregarded and shall not be presented for action at the meeting of stockholders.

(2) Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Section 1.10, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding the proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(4) For purposes of this Section 1.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10. Nothing in this Section 1.10 shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule) under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at any meeting of stockholders or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

1.11 Action without Meeting. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provision of law, the Certificate of Incorporation or these By-Laws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 1.11.

ARTICLE 2 — Directors

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law or the Certificate of Incorporation, may exercise the powers of the full Board of Directors until the vacancy is filled. Without limiting the foregoing, the Board of Directors may:

(a) declare dividends from time to time in accordance with law;

(b) purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(c) authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, to borrow funds and guarantee obligations, and to do all things necessary in connection therewith;

(d) remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

(e) confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(f) adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees, consultants and agents of the Corporation and its subsidiaries as it may determine;

(g) adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees, consultants and agents of the Corporation and its subsidiaries as it may determine; and

(h) adopt from time to time regulations, not inconsistent herewith, for the management of the Corporation’s business and affairs.

2.2 Number; Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors, but in no event shall be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders (or, if so determined by the Board of Directors pursuant to Section 1.10 hereof, at a special meeting of stockholders), by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

2.3 Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class.

2.4 Terms in Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending December 31, 1999; each initial director in Class II shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending December 31, 2000; and each initial director in Class III shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending December 31, 2001.

2.5 Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of such director’s current term or his or her prior death, removal or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors, subject to the second sentence of Section 2.3. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent Director.

2.6 Tenure. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

2.7 Vacancies. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement thereof, may be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of directors of the class for which such director was chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

2.8 Resignation. Any director may resign by delivering his or her written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.9 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

2.10 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board (if any), the President, two or more directors, or by one director in the event that there is only a single director in office.

2.11 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (i) by giving notice to such director in person or by telephone at least 48 hours in advance of the meeting, (ii) by sending a telegram or delivering written notice by facsimile transmission or by hand, to his or her last known business or home address at least 48 hours in advance of the meeting, or (iii) by mailing written notice to his or her last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.12 Meetings by Telephone Conference Calls. Directors or any members of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall be deemed to constitute presence in person at such meeting.

2.13 Quorum. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the total number of the whole Board of Directors constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.14 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws.

2.15 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to such action in writing, and the written consents are filed with the minutes of proceedings of the Board of Directors or committee.

2.16 Removal. Unless otherwise provided in the Certificate of Incorporation, any one or more or all of the directors may be removed without cause by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors. Any one or more or all of the directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors.

2.17 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members of such committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at such meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine or as provided herein, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors. Adequate provisions shall be made for notice to members of all meeting of committees. One-third (1/3) of the members of any committee shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

2.18 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

2.19 Amendments to Article. Notwithstanding any other provisions of law, the Certificate of Incorporation or these By-Laws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of a least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 2.

ARTICLE 3 — Officers

3.1 Enumeration. The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including, but not limited to, a Chairman of the Board, a Vice-Chairman of the Board, and one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. The President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified in the vote choosing or appointing such officer, or until his or her earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering his or her written resignation to the Chairman of the Board (if any), to the Board of Directors at a meeting thereof, to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of his predecessor and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

3.7 Chairman of the Board and Vice-Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and stockholders at which he or she is present and shall perform such duties and possess such powers as are designated by the Board of Directors. If the Board of Directors appoints a Vice-Chairman of the Board, he or she shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties and possess such other powers as may from time to time be designated by the Board of Directors.

3.8 President. The President shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. Unless otherwise provided by the Board of Directors, and provided that there is no Chairman of the Board or that the Chairman and Vice-Chairman, if any, are not available, the President shall preside at all meetings of the stockholders, and, if a director, at all meetings of the Board of Directors. Unless the Board of Directors has designated another person as the Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe. The President shall have the power to enter into contracts and otherwise bind the Corporation in matters arising in the ordinary course of the Corporation’s business.

3.9 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and, when so performing, shall have all the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors. Unless otherwise determined by the Board of Directors, any Vice President shall have the power to enter into contracts and otherwise bind the Corporation in matters arising in the ordinary course of the Corporation’s business.

3.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these By-Laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts for such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the President or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.12 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.13 Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the President, the Treasurer or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE 4 — Capital Stock

4.1 Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any issued, authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2 Certificates of Stock. Every holder of stock of the Corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by such stockholder in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairman or Vice-Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on such certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of shareholders or among such holders and the Corporation shall have conspicuously noted on the face or back of such certificate either the full text of such restriction or a statement of the existence of such restriction.

4.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares, properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

4.4 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the President may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the President may require for the protection of the Corporation or any transfer agent or registrar.

4.5 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or, to the extent permitted by the Certificate of Incorporation and these By-Laws, to express consent (or dissent) to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (to the extent permitted by the Certificate of Incorporation and these By-Laws) when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE 5 — General Provisions

5.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3 Notices. Except as otherwise specifically provided herein or required by law or the Certificate of Incorporation, all notices required to be given to any stockholder, director, officer, employee or agent of the Corporation under these By-Laws shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or facsimile transmission. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received shall be deemed to be the time of the giving of the notice.

5.4 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by telegraph, facsimile transmission or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

5.6 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

5.7 Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

5.8 Time Periods. In applying any provision of these By-Laws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

5.9 Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and restated and in effect from time to time.

5.10 Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because such director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

(1) The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(2) The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

5.11 Severability. Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.

5.12 Pronouns. All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the persons or persons so designated may require.

ARTICLE 6 — Amendments

6.1 By the Board of Directors. Except as is otherwise set forth in these By-Laws or the Certificate of Incorporation, these By-Laws may be altered, amended or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2 By the Stockholders. Except as otherwise set forth in these By-Laws or the Certificate of Incorporation, these By-Laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, voting together as a single class; provided notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such special meeting.